EXHIBIT 99.1

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Royal Gold Provides Update on its Q4 2022 Stream Segment Sales

DENVER, COLORADO. January 10, 2023: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) announced today that its wholly owned subsidiary, RGLD Gold AG, sold approximately 63,100 gold equivalent ounces (GEOs)1 comprised of approximately 46,000 gold ounces, 706,600 silver ounces and 2,000 tonnes of copper related to its streaming agreements during the three-month period ended December 31, 2022 (the “fourth quarter”). The Company had approximately 21,000 ounces of gold, 461,200 ounces of silver and 400 tonnes of copper in inventory at December 31, 2022.

RGLD Gold AG’s average realized gold, silver and copper prices for the fourth quarter were $1,710 per ounce, $20.09 per ounce and $8,004 per tonne ($3.63 per pound), respectively.  Cost of sales was approximately $396 per GEO for the fourth quarter.  Cost of sales is specific to the Company’s streaming agreements and is the result of the Company’s purchase of gold, silver or copper for cash payments at a set contractual price, or a percentage of the prevailing market price of gold, silver or copper when purchased.

Corporate Profile

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of December 31, 2022, the Company owned interests on 186 properties on five continents, including interests on 40 producing mines and 20 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	Fourth Quarter 2022 Call Information:

Alistair Baker	Dial-In	844-200-6205 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	833-950-0062 (Canada); toll free 646-904-5544 (International)
(720) 554-6995	Access Code:	308837

Note: Royal Gold’s results for the quarter ended December 31, 2022, will be released after the market closes on Wednesday, February 15, 2023, followed by a conference call on Thursday, February 16, 2023 at 12:00 p.m. Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

1 GEOs are calculated as Royal Gold’s revenue divided by the average London PM gold fixing price for the quarter ended December 31, 2022 of US$ 1,726 per ounce.